Exhibit 10.49

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXCLUSIVE AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Eiccose, LLC (“Eiccose”), a Delaware limited liability company having a principal place of business at 1115 Lafayette Street, Santa Clara, CA 95050, is effective on the 27th day of October 2015 (“Effective Date”).

1	BACKGROUND

Stanford has an assignment of an invention describing the inhibition of LTB4 for treatment of lymphedema. This represents a novel preventative and therapeutic approach to lymphedema. The invention is entitled “LTB4 inhibition to prevent and treat human lymphedema,” and was invented in collaboration between Professors Stan Rockson, an employee of Stanford, and Mark Nicolls, an employee of Stanford and the United States Department of Veterans Affairs (“VA”), and is described in Stanford Docket S14-323. The invention was made in the course of research supported by the National Institutes of Health. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

This Agreement is subject to the Cooperative Technology Administration Agreement between Stanford and the VA, effective January 31, 2013, that authorizes Stanford to exclusively manage this invention on behalf of both Stanford and the VA (the “VA Agreement”).

2	DEFINITIONS

2.1	“Change of Control” means the following, as applied only to the entirety of that part of Eiccose’s business that exercises all of the rights granted under this Agreement:

acquisition of ownership—directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Eiccose representing more than 45% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Eiccose (other than a bona fide investment in which the proceeds are received by Eiccose and not its shareholders or members); and/or the sale of all or substantially all Eiccose’s assets and/or business to which this Agreement relates in one transaction or in a series of related transactions.

2.2	“Exclusive” means that, subject to Sections 3.3, 3.4, 5.1 and 5.2, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.3	“Indemnitees” means the VA, Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

2.4	“Licensed Field of Use” means all uses.

2.5	“Licensed Patent” means Stanford and the VA’s U.S. Provisional Patent Application, Serial Number [ * ], filed [ * ], 2015, any PCT or US patent application [ * ] claiming priority thereto and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application of any of the foregoing, and each patent that issues or reissues from any of these patent applications. Any claim of an issued and unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” includes any continuation-in-part (CIP) patent application [ * ] that claims priority to U.S. Patent Application Serial Number [ * ] to the extent the subject matter claimed therein is dominated by the original U.S. Patent Application Serial Number [ * ]. CIP’s do not include CIP’s that have different inventors than the original application or that are burdened by, for example, sponsored research or any other collaboration between STANFORD and a third party. Neither party will file a CIP of a Licensed Patent without the other party’s written consent.

2.6	“Licensed Product” means a product or part of a product in the Licensed Field of Use the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent in the Licensed Territory.

2.7	“Licensed Territory” means the world.

2.8	“Net Sales” means all gross revenue received by Eiccose or sublicensees from the sale of Licensed Product. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, and for (A), (B) and (C) that are included in gross revenue and separately billed, credited or charged or separately identified in the invoice):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation;

(C)	costs of installation at the place of use;

(D)	cash, trade and quantity discounts and inventory allowances;

(E)	charge-back payments and credit for returns, recalls, allowances, or rebates.

Amounts received from the sale of Licensed Products among Eiccose and its Affiliates and sublicensees shall not be included in Net Sales unless the purchaser is an end user. Net Sales shall not include any amounts received for sales of Licensed

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Products supplied for use in clinical trials or under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs.

If a Licensed Product is sold as a combination with one or more other active ingredients that are not Licensed Products, Net Sales of the Licensed Product in such combination will be calculated by multiplying the Net Sales of the combination product by the fraction X/(X+Y), where X is the average sale price, during the royalty period and in the country in question, of the Licensed Product sold separately, and Y is the average sale price, during the royalty period and in the country in question, of the other product(s) or component(s) sold separately. In the event that the Licensed Product or the other product(s) or component(s) is not sold separately during such royalty period in such country, Net Sales for such combination product shall be reasonably allocated by Eiccose between such Licensed Product and such other product(s) or component(s) based upon their relative values.

2.9	“Option Patent” means Stanford U.S. Patent No. [ * ] (and if any, foreign counterparts thereto).

2.10	“Sublicense” means any agreement between Eiccose and a third party that contains a grant of a license to the Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Eiccose is not considered a Sublicense.

2.11	“Third-tier License” means an agreement between a company with an Exclusive Sublicense and a third party that includes a grant to the Licensed Patents, regardless of the name given to the agreement.

2.12	“Nonroyalty Sublicensing Consideration” means all financial consideration, in whatever form, due from a sublicensee in return for the grant of a Sublicense of Eiccose’s rights hereunder or the right to distribute a Licensed Product, but excluding:

(A)	earned royalties or any similar payments calculated wholly as a function of sales of Licensed Product (royalties on product sales by sublicensees will be treated as if Eiccose made the sale of such product);

(B)	payments or reimbursement for sponsored research and/or development activities for Licensed Product;

(C)	payment for expenses actually incurred or paid by Eiccose for Licensed Patents;

(D)	payments for the purchase of equity in Eiccose to the extent of the fair market value of such equity; and

(E)	payments for loans made to Eiccose unless the loan is forgiven; and

(F)	direct cost for products and services (including manufacturing services or supply of Product) provided by Eiccose to the sublicensee.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.13	“Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Eiccose; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity, or if limited by law (such as in India or China), the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity.

2.14	“Fully Diluted Basis” means the total number of shares of Eiccose’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Eiccose stock or stock option plan then in effect.

3	GRANT

3.1	Grant. Subject to the terms and conditions of this Agreement, Stanford grants Eiccose a license under the Licensed Patents in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory.

3.2	Exclusivity. The license is Exclusive, including the right to sublicense under Article 4, in the Licensed Field of Use beginning on the Effective Date and continuing, on a country-by-country basis, until the expiration date of the last to expire of the Licensed Patents in such country.

3.3	Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Eiccose agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.4	Specific Exclusion. Stanford does not:

(A)

grant to Eiccose any other licenses, implied or otherwise, to any patents or other rights of Stanford or the VA other than those rights granted under the Licensed Patents, regardless of whether the patents or other rights are

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to Eiccose to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Eiccose any technology or technological information or to provide Eiccose with any assistance.

3.5	VA Agreement. Stanford shall use reasonable efforts to notify Eiccose of any amendments or actions with respect to the VA Agreement that would reduce or otherwise limit the rights of Eiccose with respect to the Licensed Patents under this Agreement, and shall reasonably cooperate with Eiccose if such amendments or actions require Eiccose to negotiate or otherwise communicate with respect to the Licensed Patents affected by such amendment or actions with respect to the VA Agreement.

3.6	Exclusive Option re: Option Patent. Subject to the payment of the Option Fee as specified in Section 7.16, for a period of [ * ] from the Effective Date, Eiccose shall have an exclusive option to license all right, title and interest in and to the Option Patent. Upon written notice of exercise of the Option Patent right by Eiccose, Stanford and Eiccose shall negotiate in good faith for a period not to exceed [ * ] on the terms of such a license, including whether the exercise will be for an exclusive or non-exclusive license, financial terms and diligence obligations specific to such Option Patent license grant, provided that the [ * ] shall include [ * ], which is the [ * ].

4	SUBLICENSING

4.1	Permitted Sublicensing. Eiccose may grant Sublicenses in the Licensed Field of Use only if Eiccose is developing or selling Licensed Products or is otherwise in compliance with Appendix A. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A, to the extent applicable to the scope of the Sublicense. In the event the Sublicense includes the grant of rights by Eiccose under Licensed Patents as well as other intellectual property rights that are not Licensed Patents, Stanford agrees that Eiccose may apportion a commercially reasonable percentage of Nonroyalty Sublicensing Consideration that is subject to sublicensing payments made to Stanford pursuant to Section 4.6, provided however that Eiccose provides Stanford with the proposed apportionment and justification prior to Eiccose’s payment pursuant to Section 8.1. Stanford and Eiccose agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the relative value of the Licensed Patents.

4.2

Required Sublicensing. If Eiccose is unable or unwilling to serve or develop a potential market or market territory for which there is a third party willing to be a sublicensee, Eiccose will, at Stanford’s request, negotiate in good faith a Sublicense with any such third party. Stanford would like licensees to address

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee may only grant one further sublicense through a Third tier License, except to its affiliates or distributors, in each case with such sublicensee remaining responsible for performance by its further sublicensees;

(C)	will prohibit the sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Articles 8, 9, and 10 for the benefit of Stanford;

(E)	will include the provisions of Section 4.4; and

(F)	will provide for the survival of the Sublicense as a direct license from Stanford to the sublicensee if this Agreement is terminated, on terms equivalent to the terms of this Agreement, to the extent applicable to the scope of the Sublicense, including the payment of royalties to Stanford as specified in this Agreement.

4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event the sublicensee brings an action seeking to invalidate any Licensed Patent (excluding any counterclaim to an action first filed or dispute resolution proceeding first pursued by Stanford):

(1)	sublicensee will [ * ] to Eiccose during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a Licensed Patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will [ * ] under the original Sublicense;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period of challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum;

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)

Sublicensee will provide written notice to Stanford at least [ * ] prior to bringing an action seeking to invalidate a Licensed Patent (excluding any counterclaim to an action first filed or dispute resolution proceeding first pursued by Stanford). Sublicensee will include with such written notice an

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5	Copy of Sublicenses and Sublicensee Royalty Reports. Eiccose will submit to Stanford a copy of each Sublicense, any subsequent amendments and all copies of sublicensees’ royalty reports, in each case redacted of any information that is not necessary to confirm compliance with this Agreement. Beginning with the first Sublicense, the Chief Financial Officer or equivalent of Eiccose will certify annually regarding the name and number of sublicensees.

4.6	Sharing of Sublicensing Income. Subject to Sections 4.1 and 7.7, Eiccose will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents. For each Sublicense, the portion will be based on the stage of the Licensed Product when the Sublicense is signed, as provided below:

(A)	[ * ] before [ * ];

(B)	[ * ] after [ * ] and [ * ];

(C)	[ * ] after [ * ] and [ * ];

(D)	[ * ] after [ * ] and [ * ]; and

(E)	[ * ] after [ * ].

(F)	Equivalent clinical phases in an equivalent regulatory agency outside of the U.S. apply to (A)-(E) above.

4.7	Royalty-Free Sublicenses. If Eiccose pays all royalties due Stanford from a sublicensee’s Net Sales, Eiccose may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5	GOVERNMENT RIGHTS

5.1	This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patents. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States” unless an appropriate waiver or exemption is obtained. Eiccose will ensure all obligations of these provisions are met.

5.2

The United States Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the Licensed Patent throughout the world by or on behalf of the United States Government and on behalf of any foreign government or international organization pursuant to any

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

existing or future treaty or agreement to which the United States Government is a signatory.

5.3	Eiccose certifies that as of the Effective Date, Eiccose is in good standing to do business with the federal government regarding debarment, suspension, proposed debarment or other matters rendering it ineligible.

6	DILIGENCE

6.1	Milestones. Because the invention is not yet commercially viable as of the Effective Date, Eiccose will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product in order to meet the milestones shown in Appendix A. Eiccose will meet the milestones in Appendix A and will notify Stanford in writing as each milestone is met. Eiccose may satisfy the foregoing diligence obligations itself or through an Affiliate or sublicensee. If Eiccose believes that it will not meet any such milestone, whether itself or through its Affiliate or sublicensee, Eiccose shall notify Stanford, and may request a meeting to discuss Eiccose’s development of Licensed Products. Notwithstanding the foregoing, if the FDA does not designate the Licensed Product as an orphan drug, then at Eiccose’s request, Eiccose and Stanford will discuss and agree on new diligence requirements as an amendment to Appendix A to reflect changes to the milestones resulting from such FDA determination within 3 months of the FDA notification.

6.2	Progress Report. [ * ], Eiccose will submit a written [ * ] report to Stanford covering [ * ]. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Eiccose toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Eiccose’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Each such report will be Confidential Information subject to the terms of Article 19. Eiccose will specifically describe how each Licensed Product is related to each Licensed Patent.

6.3	Clinical Trial Notice. Eiccose will notify Stanford prior to commencing any clinical trials at Stanford.

7	ROYALTIES; PAYMENTS

7.1	Issue Royalty. Eiccose will pay to Stanford a noncreditable, nonrefundable license issue royalty of [ * ] within [ * ] after the Effective Date. This issue royalty includes the option fee described in Section 7.16.

7.2	Equity Interest. As further consideration, Eiccose will grant to Stanford shares of common stock or member interests (as applicable) in Eiccose, which when

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

issued, those shares will represent [ * ] of the common stock or member interests in Eiccose on a Fully Diluted Basis. Eiccose agrees to provide Stanford with the capitalization table upon which the above calculation is made and to specify the specific number of shares of Eiger BioPharmaceuticals, Inc. (or its Affiliate) that is reflected in such ownership interest within [ * ] of the closing of a sale of assets or merger or other similar transaction in which Eiccose will own shares of common stock of Eiger BioPharmaceuticals, Inc. (or its Affiliate). Eiccose will confirm the number of such Eiger BioPharmaceuticals, Inc. (or its Affiliate) shares representing [ * ] of all the ownership interest granted to Stanford pursuant to this Section 7.2 and Section 1.1 and shall allocate any proceeds or payments payable to holders of Eiccose common stock or member interests to inventors as specified by Stanford following receipt of the allocation amounts representing such interests.

7.3	Anti-Dilution Protection. Until such time as Eiccose has raised a cumulative total of [ * ] from [ * ], Eiccose will issue Stanford, without further consideration, any additional shares of stock of the class issued pursuant to Section 7.2 necessary to ensure that the number of shares issued Stanford pursuant to Section 7.2 and this Section 7.3 does not represent less than [ * ] of the shares issued and outstanding on a Fully-Diluted Basis at any time through the completion of issuance of all shares to be issued in connection with the [ * ], as calculated on a Fully Diluted Basis. The [ * ] issuance shall be made and maintained at each issuance or tranche up to a maximum issuance of [ * ] based on a total of [ * ] of equity first raised by Eiccose.

7.4	Purchase Right.

(A)	Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). For purposes of this Section 7.4 and Section 7.5:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)	“Board of Directors” means (i) if the Company is organized as a corporation, its board of directors, and (ii) if the Company is organized as a limited liability company, the Company manager(s) or member(s) or both that have the power to direct the principal management and activities of the Company, whether through ownership of voting securities, by agreement, or otherwise.

(3)

“Qualifying Offering” means a private offering of the Company’s equity securities (or securities convertible into or exercisable for the Company’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if the Company is a limited liability company, then “equity securities” means limited liability company interests in the Company.

(4)	“Share” means:

(i)	[ * ] with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)	with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in the Company on a Fully-Diluted Basis.

(5)	“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least [ * ] in size or (ii) involves the sale to outside investors of at least [ * ] of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where the Company is organized as a limited liability company.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)	Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)	Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in the Company’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of the Company’s common stock; or

(5)	The closing of the sale of all or substantially all of the Company’s assets to a company publicly traded on one of the major recognized exchanges.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(C)	The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of the Company’s Board of Directors as of the time of issuance, and service providers to the Company pursuant to a plan approved by the Company’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that the Company’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of the Company (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing the Company); or (iv) to owners of another entity in connection with the acquisition of that entity by the Company.

(D)	For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Company securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)	The Company shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, the Company shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(1)	In connection with all Qualifying Offerings, the Company shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to the Company within [ * ] after receipt of the Company’s notice (“Notice Period”).

(C)	If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by the Company for other purposes, so long as Stanford holds Company securities, the Company shall furnish to Stanford, upon request and as promptly as reasonably practicable, the Company’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of the Company’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in the Company.

(E)	Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6	License Maintenance Fee. Beginning on the first anniversary of the Effective Date, and each anniversary thereafter, Eiccose will pay Stanford a yearly license maintenance fee of:

(A)	[ * ] on the [ * ] anniversaries;

(B)	[ * ] on the [ * ] anniversary and each anniversary thereafter until [ * ]; and

(C)	[ * ] on each anniversary thereafter.

Yearly maintenance payments are nonrefundable, but they are creditable [ * ] as described in Section 7.10.

7.7	Milestone Payments. Eiccose will pay Stanford the following milestone payments, which are due on the first [ * ] different Licensed Products (i.e. each Licensed Product has a different active pharmaceutical ingredient), within [ * ] after the corresponding event is achieved:

(A)	[ * ] on [ * ];

(B)	[ * ] on [ * ]; and

(C)	[ * ] upon [ * ].

For clarity, each milestone payment will be due only one time for each of the first [ * ] different Licensed Products, and no more than $1.5M is due under this Section 7.7.

If Eiccose receives a milestone payment from a sublicensee that is included in Nonroyalty Sublicensing Consideration, and the milestone event giving rise to such milestone payment also triggers a payment obligation under this Section 7.7, then Eiccose shall be obligated to pay to Stanford only a single payment, such

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

payment to be the higher of the applicable milestone payment set forth above and the payment owing to Stanford under Section 4.7.

7.8	Earned Royalty. Eiccose will pay Stanford earned royalties of [ * ] on Net Sales; provided that in the event that generic competition exists in any country in which the Licensed Product is being sold, then the royalty rate shall be reduced by [ * ]. The term “generic competition” means a product is being sold by a third (a) party in such country; (b) falls within the scope of a Valid Claim; and (c) Eiccose has attempted to Sublicense the Licensed Patents and has not been able to come to any agreement with the third party.

7.9	Earned Royalty if Eiccose Challenges the Patent. Notwithstanding the above, should Eiccose bring an action seeking to invalidate any Licensed Patent (excluding any counterclaim to an action first filed or dispute resolution proceeding first pursued by Stanford), Eiccose will pay royalties to Stanford at the rate of [ * ] of the Net Sales of all Licensed Products sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Eiccose is both valid and infringed by a Licensed Product, Eiccose will pay royalties at the rate of [ * ] of the Net Sales of all Licensed Products sold.

7.10	Creditable Payments. The license maintenance fee under Section 7.6 [ * ] may be offset against earned royalty payments due on Net Sales [ * ].

For example:

(A)	if Eiccose pays Stanford a [ * ] maintenance payment for year Y, and according to Section 7.8 [ * ] in earned royalties are due Stanford for Net Sales in Year Y, Eiccose will only need to pay Stanford an additional [ * ] for that year’s earned royalties.

(B)	if Eiccose pays Stanford a [ * ] maintenance payment for year Y, and according to Section 7.8 [ * ] in earned royalties are due Stanford for Net Sales in year Y, Eiccose will not need to pay Stanford any earned royalty payment for that year. [ * ] offset the remaining [ * ] against a future year’s earned royalties.

7.11	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement on the sale of any Licensed Product with which Eiccose conducts an activity in a country that would, absent the licenses granted in this Agreement, infringe a Licensed Patent. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used or imported, or offered for sale before the date this Agreement terminates, in a country in which such activity would, absent the license granted herein, infringe a Licensed Patent, and those Licensed Products are sold after the termination date, Eiccose will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.12	No Escrow. Eiccose shall not pay royalties into any escrow or other similar account.

7.13	Currency. Eiccose will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Eiccose will make royalty payments to Stanford in U.S. Dollars.

7.14	Non-U.S. Taxes. Eiccose will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.15	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus [ * ] or (b) the maximum rate permitted by law.

7.16	Exclusive Option Fee. On the Effective Date and not later than the first anniversary of the Effective Date, Eiccose shall pay Stanford [ * ] for the Exclusive Option right set forth in Section 3.7.

8	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Eiccose or a sublicensee, Eiccose will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within [ * ] after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Eiccose will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.8). All such reports will be Confidential Information subject to Article 19.

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Eiccose is successful, Eiccose will have no right to recoup any royalties paid before or during the period of challenge.

8.3	Termination Report. Eiccose will pay to Stanford all applicable royalties and submit to Stanford a written report within [ * ] after the license terminates. Eiccose will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license as described in Section 7.11 have been sold. Upon notice of termination, Eiccose and Stanford will discuss in good faith whether Eiccose (and its Sublicensees) can continue to sell and pay earned royalties on then existing inventory of Licensed Product after termination.

8.4	Accounting. Eiccose will maintain records showing manufacture, importation, and sale of a Licensed Product for [ * ] from the date of sale of that Licensed

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Eiccose will allow Stanford or its designee, who shall enter into an appropriate confidentiality agreement with Eiccose, on reasonable advance notice and during normal business hours, no more than [ * ] per calendar year, to examine Eiccose’s records for the preceding [ * ] to verify payments made by Eiccose under this Agreement.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [ * ] or more for the period being audited, Eiccose will pay the audit costs.

9	REPRESENTATIONS; EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	By Stanford. Stanford hereby represents to Eiccose that (a) it has the right to grant the license it purports to grant in this Agreement, and its has not entered into any agreement with any third party that is in conflict with the rights granted to Eiccose under this Agreement; (b) Stanford and VA are the exclusive owner of the Licensed Patents and, pursuant to the Cooperative Technology Administration Agreement between Stanford and the VA, effective January 31, 2013, VA has no right to grant any license under the Licensed Patents.

9.2	Negation of Warranties. Except as provided in Section 9.1, Stanford provides Eiccose the rights granted in this Agreement AS IS and WITH ALL FAULTS, and Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose,

(B)	of non-infringement or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Eiccose also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent will be successful.

10	INDEMNITY

10.1

Indemnification. Eiccose will indemnify, hold harmless, and defend all Indemnitees against any claim of any kind by a third party arising out of or related to the exercise of any rights granted Eiccose under this Agreement or the breach of this Agreement by Eiccose, except to the extent arising out of or related

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to any Indemnitee’s negligence or willful misconduct or breach of this Agreement. Such obligations are conditioned upon Indemnitee’s: (a) providing written notice to Eiccose of the relevant claim within thirty (30) days after the Indemnitee has knowledge of such claim; (b) permitting Eiccose to assume full responsibility and authority to investigate, prepare for, and defend against any such claim; and (c) assisting Eiccose, at Eiccose’s reasonable expense, in the investigation of, preparation for and defense of any such claim. Eiccose will not be subject to any liability for any settlement of any claim made by any Indemnitee without Eiccose’s prior written consent.

10.2	No Indirect Liability. Neither party shall be liable to the other for any indirect, special or consequential damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise arising out of or in connection with solely this Agreement under any theory of liability, provided, however, that the foregoing shall not apply to damages available for breach of the confidentiality obligations set forth in Article 19. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products(s).

10.3	Workers’ Compensation. Eiccose will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. Prior to initiating use in humans for any purpose, Eiccose will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Eiccose and its sublicensees. The insurance will provide minimum limits of liability of [ * ] and will include Indemnitees as additional insureds until the commencement of dosing in humans for any purpose, and thereafter [ * ] and will include Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. At least 15 days of the Effective Date of this Agreement, Eiccose will furnish a Certificate of Insurance evidencing primary coverage and additional insureds. Eiccose will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Upon request, Eiccose will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Eiccose will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.

11	EXPORT

Eiccose and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data in connection with its activities under this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is subject to US export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the US Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Eiccose hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with all United States export control laws and regulations in connection with its activities under this Agreement, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12	MARKING

Before any Licensed Patent issues, Eiccose will mark Licensed Product with the words “Patent Pending” or whatever marking is legally required. Otherwise, Eiccose will mark Licensed Product with the number of any issued Licensed Patent or whatever marking is legally required.

13	NAMES AND MARKS

Eiccose will not identify Stanford or the VA in any promotional statement, or otherwise use the name of any Stanford faculty member, employee, or student, any VA employee, or any trademark, service mark, trade name, or symbol of Stanford, Stanford Hospitals and Clinics, or the VA including the Stanford or VA name, unless Eiccose has received Stanford’s or the VA’s prior written consent, as the case may be. Permission may be withheld at Stanford’s or the VA’s sole discretion. Promptly after the Effective Date, the parties will cooperate to agree on a statement that Eiccose may use in connection with its fundraising and business development efforts that identifies Stanford as the licensor of the Licensed Patents and the inventors of the Licensed Patents, only if Eiccose has obtained written permission directly from the inventors. Following such agreement, Eiccose will have the right to use such statement without prior notice to or approval from Stanford.

14	PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Following the Effective Date and subject to Stanford’s approval, not to be unreasonably withheld or delayed, Eiccose will be responsible for preparing, filing, and prosecuting the Licensed Patents (including any interference or reexamination actions) for Stanford’s and the VA’s benefit and for maintaining all Licensed Patents, in each case in the countries in the Licensed Territory listed on Exhibit E, using patent counsel reasonably acceptable to both

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

parties. Eiccose will notify Stanford before taking any substantive actions in prosecuting the claims, and Stanford will have final approval on how to proceed with any such actions; provided that (a) Stanford shall not unreasonably withhold such approval and (b) Stanford’s failure to provide such approval by [ * ] before the applicable deadline for taking action will be deemed approval. To aid Eiccose in this process, Stanford will provide information, execute and deliver documents and do other acts as Eiccose shall reasonably request from time to time. Eiccose will reimburse Stanford for Stanford’s reasonable costs incurred in complying with such requests. Stanford and Eiccose agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. If Eiccose desires to abandon prosecution or maintenance of any Licensed Patent in any jurisdiction, it shall provide reasonable prior written notice to Stanford, and thereafter Stanford shall have the right to assume responsibility for the prosecution and maintenance of such Licensed Patent in such jurisdiction, at its sole expense.

14.2	Patent Costs.

Eiccose will be responsible for all costs it incurs pursuant to Section 14.1 for the preparation, filing, prosecution and maintenance of the Licensed Patents. In all instances, Eiccose will pay the fees prescribed for large entities to the United States Patent and Trademark Office. Stanford assumes responsibility for all patent expenses incurred prior to Effective Date.

14.3	Infringement Procedure. Eiccose and Stanford’s Office of Technology Licensing will each promptly notify the other party if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the term of this Agreement, and if Eiccose is diligently developing Licensed Product or is otherwise in compliance with Appendix A, Eiccose shall have the first right to institute a suit against or defend any declaratory judgment action initiated by this third party as provided in Sections 14.4 – 14.8.

14.4	Joint Suit. If Stanford and Eiccose so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.5

Eiccose Suit. If Section 14.4 does not apply, Eiccose may (but is not obligated to) institute and prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section 14 and Eiccose is diligently developing Licensed Product or is otherwise in compliance with Appendix A. Eiccose will diligently pursue the suit and Eiccose will bear the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

entire cost of the litigation, including expenses and counsel fees incurred by Stanford and the VA at Eiccose’s request. Eiccose will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval (which Stanford may not unreasonably withhold or delay) on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patents. Eiccose will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent, which shall not be unreasonably withheld or delayed. Stanford or the VA or both may be named as a party only if:

(A)	Eiccose’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing; and

(B)	Neither Stanford nor the VA are the first named party in the action (and either or both are necessary to achieve standing); and

(C)	The pleadings and any public statements about the action state that Eiccose is pursuing the action and that Eiccose has the right to join Stanford and the VA as a party.

14.6	Stanford and VA Suit. If Eiccose does not institute a suit or defend a declaratory judgment action pursuant to Section 14.5 within [ * ] after receipt or delivery of notice under Section 14.3, Stanford and the VA have the right to institute suit on either of their own account, and may name Eiccose as a party for standing purposes. If Stanford or the VA decide to institute suit, Stanford will notify Eiccose in writing. Stanford or the VA will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement. Stanford shall not settle any such suit or action in any manner that would adversely affect the Licensed Patents or Eiccose’s rights without Eiccose’s prior written consent, which shall not be unreasonably withheld or delayed.

14.7	Recovery. If Eiccose sues under Section 14.5, then any recovery in excess of any unrecovered litigation costs and fees will retained by Eiccose, provided that:

(A)	any payment for past sales will be deemed Net Sales, and Eiccose will pay Stanford royalties at the rates specified in Section 7.8;

(B)	any payment for future sales will be deemed a payment under a Sublicense, and royalties will be shared as specified in Article 4; and

(C)	Eiccose and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.8	Abandonment of Suit. If either Stanford or Eiccose commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Eiccose agree on the sharing of expenses and any recovery in the suit.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.9	VA Cooperation. The VA’s cooperation in litigation proceedings instituted under this Agreement is subject to U.S. Department of Justice approval on a case-by-case basis.

15	TERMINATION

15.1	Termination by Eiccose. Eiccose may terminate this Agreement by giving Stanford written notice at least [ * ] in advance.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Eiccose:

(1)	is delinquent on any report or payment;

(2)	is not developing and commercializing Licensed Product in accordance with its diligence obligations in Section 6.1;

(3)	is in material breach of any provision;

(4)	provides any materially false report; or

(5)	is the subject of a petition filed in bankruptcy or insolvency or for the placing of Eiccose’s business in the hands of a receiver.

(B)	Termination under Section 15.2 (A) (1)-(4) will take effect [ * ] after written notice by Stanford unless Eiccose remedies the problem in that [ * ] period; provided that if such problem is not reasonably capable of remedy within such [ * ] period, Eiccose may submit, and Stanford approve at its discretion, a reasonable cure plan prior to the end of such [ * ] period.

(C)	Termination under Section 15.2 (A)(5) will take effect [ * ] after such filing unless such petition is dismissed within such[ * ] period.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Eiccose’s obligation to pay royalties accrued or accruable as of the effective date of termination or expiration;

(B)	any claim of Eiccose or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)	the provisions of Articles 8, 9, 10 and 19 and any other provision that by its nature is intended to survive.

16	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1

Change of Control. If there is a Change of Control, Eiccose will pay Stanford a [ * ] (“Change of Control Fee”) upon assignment of this Agreement per Section 16.2; provided that, no Change of Control Fee shall apply to an assignment if Eiccose is assigning rights this Agreement to Eiger BioPharmaceuticals, Inc. (or any of its Affiliates) and Eiger BioPharmaceuticals, Inc. (or any of its Affiliates) assumes, within [ * ] of the Effective Date, all of the obligations other than under

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement other than those pursuant to Sections 7.2, 7.3, 7.4 and 7.5, which obligations shall in any event remain with Eiccose. For clarity, the right to assign to Eiger BioPharmaceuticals, Inc. (or any of its Affiliates) hereunder without the Change of Control Fee requires that Eiger BioPharmaceuticals, Inc. (or any of its Affiliates) to expressly assume the obligation to pay the Change of Control Fee upon a Change of Control of Eiger BioPharmaceuticals, Inc. (or any of its Affiliates)).

16.2	Conditions of Assignment under Change of Control. Subject to Section 16.1, Eiccose may assign this Agreement as part of a Change of Control upon the following conditions:

(A)	Eiccose must give Stanford prompt written notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received the full Change of Control Fee.

16.3	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, Eiccose will be released of liability under this Agreement if Eiccose has met its obligations under the Agreement and the new assignee agrees it will assume the ongoing obligations (other than pursuant to Sections 7.1 and 7.2) and the term “Eiccose” in this Agreement will mean the assignee.

16.4	Bankruptcy. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Licensed Product.

16.5	Nonassignability of Agreement. Except in conformity with Section 16.2 and Section 16.4, this Agreement is not assignable by the Eiccose under any other circumstances and any attempt to assign this Agreement by Eiccose is null and void.

17	DISPUTE RESOLUTION

17.1	Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2	Request for Arbitration. Either party may request such arbitration. Stanford and Eiccose will mutually agree in writing on a third party arbitrator within 30 days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5	Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18	NOTICES

18.1	Legal Action. Eiccose will provide written notice to Stanford at least [ * ] prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Eiccose will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Eiccose are mailed or emailed to:

Eiccose, Inc.

Attention: Matthew Bys

350 Cambridge Avenue, Suite 350,

Palo Alto, CA 94306

All financial invoices and progress report invoices shall be sent to Eiccose by e-mail to: mbys@eiccose.com.

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306

info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306

info@otlmail.stanford.edu

Either party may change its address with written notice to the other party.

19	CONFIDENTIAL INFORMATION

Stanford’s Office of Technology Licensing (“OTL”), shall maintain the reports and any information provided by Eiccose to Stanford under this Agreement, including reports provided pursuant to Sections 4.5 (Copy of Sublicenses and Sublicensee Royalty Reports), 6.1 (Milestones), 6.2 (Progress Report), 6.3 (Clinical Trials Notice), 8.1 (Earned Royalty Report and Payment), 8.3 (Termination Report), 8.4 (Acccounting), 8.5 (Audit), 14 (Prosecution and Protection of Patents), 15.2 (Termination by Stanford), 16.3 (After the Assignment), 17 (Dispute Resolution) and 18 (Notices) (collectively, the “Confidential Information”), in confidence and not disclose Confidential Information to any third party, and shall use Confidential Information solely as necessary to exercise its rights under this Agreement, except as required by law. Stanford OTL shall disclose Confidential Information only to those of its employees who require such access for Stanford to exercise its rights under this Agreement. Stanford OTL shall use at least the same degree of care with Eiccose’s confidential information as it uses to protect its other confidential information, but in no event less than reasonable care.

20	MISCELLANEOUS

20.1	Entire Agreement; Amendment. This Agreement, including its Appendices, sets forth the complete, final and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

20.2	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.3	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

20.4

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Eiccose submits to the

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Eiccose or constitutes an inconvenient or improper forum.

20.5	Headings. No headings in this Agreement affect its interpretation.

20.6	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY

Signature	/s/ Mary Albertson

Name	Mary Alberston

Title	Acting Director

Date	October 27, 2015

EICCOSE, LLC.

Signature	/s/ David Cory

Name	David Cory

Title	President and CEO

Date

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX A

EICCOSE DEVELOPMENT AND REGULATORY PLAN FOR LTB4 INHIBITORS IN LYMPHEDEMA

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX B – Sample Reporting Form

STANFORD DOCKET NO. S14-323

THIS REPORT IS PROVIDED PURSUANT TO THE LICENSE AGREEMENT BETWEEN STANFORD UNIVERSITY AND (EICCOSE, LLC)

LICENSE AGREEMENT EFFECTIVE DATE:

Name(s) of Licensed Products being reported:

REPORT COVERING PERIOD
YEARLY MAINTENANCE FEE	$
NUMBER OF SUBLICENSES EXECUTED
NET SALES	$
ROYALTY CALCULATION
ROYALTY SUBTOTAL	$
CREDIT	$
ROYALTY DUE	$

COMMENTS:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX C – Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and Eiccose, LLC, a Delaware limited liability company, with a principal place of business at 1115 Lafayette Street, Santa Clara, CA 95050, (“EICCOSE”); have agreed to use the law firm of             (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, EICCOSE is the licensee of STANFORD’s and the VA’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1. FIRM can interact directly with EICCOSE on all patent prosecution matters related to the Patents and will copy STANFORD and the U.S. Department of Veterans Affairs (“VA”) on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions, subject to the terms of the license agreement between STANFORD and EICCOSE. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2. EICCOSE is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice EICCOSE and EICCOSE must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within 90 days if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3. Notices and copies of all correspondence should be sent to the following:

To EICCOSE:

Matthew Bys

Director of Operations

1115 Lafayette Street

Santa Clara, CA 95050

To STANFORD:

Name

Office of Technology Licensing

Stanford University

3000 El Camino Real

Palo Alto, CA 94306-1106

To VA:

Director (122)

Technology Transfer Program

Office of Research and Development

U.S. Department of Veterans Affairs

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8 10 VERMONT AVENUE N.W.

WASHINGTON, D.C. 20420

4.     The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

STANFORD
By:
NAME: KATHARINE KU
TITLE: DIRECTOR
DATE:

EICCOSE NAME
By:

NAME: DAVID CORY
TITLE: PRESIDENT AND CEO
DATE:

LAW FIRM NAME
By:

NAME:
TITLE:
Date:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.